Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Contact:	Michael D. Hagedorn
Senior Executive Vice President and
Chief Financial Officer
973-872-4885

VALLEY NATIONAL BANCORP REPORTS A HIGHER NET INTEREST MARGIN DRIVING ITS FOURTH QUARTER NET INCOME AND THE PREPAYMENT OF HIGH COST BORROWINGS

New York, NY – January 30, 2020 -- Valley National Bancorp (NASDAQ:VLY), the holding company for Valley National Bank, today reported net income for the fourth quarter 2019 of $38.1 million, or $0.10 per diluted common share, as compared to the fourth quarter 2018 earnings of $77.1 million, or $0.22 per diluted common share, and net income of $81.9 million, or $0.24 per diluted common share, for the third quarter 2019. During the fourth quarter 2019, Valley incurred non-core after tax charges of $52.5 million mostly due to prepayment penalties on FHLB borrowings, merger expenses and additional income tax expense related to reserves for uncertain tax positions. Excluding all non-core charges, our adjusted net income was $90.7 million, or $0.24 per diluted common share, for the fourth quarter 2019, $72.7 million, or $0.21 per diluted common share, for the fourth quarter 2018, and $83.1 million, or $0.24 per diluted common share, for the third quarter 2019. See further details below, including a reconciliation of our adjusted net income (a non-GAAP measure) in the "Consolidated Financial Highlights" tables.
Key financial highlights for the fourth quarter:

•
Acquisition of Oritani Financial Corp.: Effective December 1, 2019, Valley completed its acquisition of Oritani Financial Corp. ("Oritani") and its wholly-owned subsidiary, Oritani Bank. Oritani had approximately $4.3 billion in assets, $3.4 billion in net loans, $2.9 billion in deposits, after purchase accounting adjustments, and a branch network of 26 locations. The acquisition represents a significant addition to Valley's New Jersey franchise, and will meaningfully enhance its presence in the Bergen County market. The common shareholders of Oritani received 1.60 shares of Valley common stock for each Oritani share that they owned. The total consideration for the acquisition was approximately $835 million, and the transaction resulted in $289 million of goodwill and $21 million of core deposit intangible assets subject to amortization.

•
Net Interest Income: Net interest income on a tax equivalent basis of $239.6 million for the fourth quarter 2019 increased $17.9 million as compared to the third quarter 2019 largely due to strong organic loan growth over the last six month period, acquired loans, and interest-bearing liabilities repricing at lower market rates during the fourth quarter 2019.

•
Net Interest Margin: Our net interest margin on a tax equivalent basis increased 5 basis points to 2.96 percent in the fourth quarter 2019 as compared to 2.91 percent for the third quarter 2019. See the "Net Interest Income and Margin" section below for more details.

•	Loan Portfolio: Loans increased $3.1 billion to approximately $29.7 billion at December 31, 2019 from September 30, 2019 largely due to $3.4 billion in acquired loans from Oritani, partially

Valley National Bancorp (NASDAQ: VLY)
Fourth Quarter 2019 Earnings
January 30, 2020

offset by sales from the commercial real estate loan portfolio totaling approximately $800 million during the fourth quarter 2019. Excluding the acquired Oritani loans and loan portfolio sale activity, our organic loan growth was approximately 10 percent on an annualized basis for the fourth quarter 2019. See additional information under the "Loans, Deposits and Other Borrowings" section below.

•
Loss on Extinguishment of Debt: In December 2019, we prepaid $635.0 million of long-term FHLB advances with a combined weighted average interest rate of 3.93 percent. The prepaid borrowings had original contractual maturity dates ranging from November 2021 to June 2022. The debt prepayment was funded by cash proceeds from the sale of commercial real estate loans and overnight borrowings. The transaction was accounted for as an early debt extinguishment resulting in a loss, reported within non-interest expense, of $32.0 million for the fourth quarter 2019.

•
Credit Quality: Net loan charge-offs totaled $5.6 million for the fourth quarter 2019, as compared to $2.0 million for the third quarter 2019 and $1.0 million for the fourth quarter 2018. Non-accrual loans represented 0.31 percent of total loans at December 31, 2019.

•
Provision for Credit Losses: The provision for credit losses decreased $3.3 million to $5.4 million for the fourth quarter 2019 as compared to third quarter 2019 due, in part, to improvements in credit quality and lower net non-PCI loan activity during the fourth quarter.

•
Non-Interest Income: Non-interest income decreased $3.1 million to $38.1 million for the three months ended December 31, 2019 from $41.2 million for the third quarter 2019 mainly due to a $3.9 million decrease in swap fee income from commercial loan customer transactions.

•
Non-Interest Expense: Non-interest expense increased $50.3 million to $196.1 million for the fourth quarter 2019 as compared to the third quarter 2019 largely due to the $32.0 million loss on extinguishment of debt, $15.1 million of merger expenses (primarily consisting of change in control and severance expense) and incremental additions to operating expenses related to new infrastructure and the Oritani acquisition.

•
Efficiency Ratio: Our efficiency ratio was 70.90 percent for the fourth quarter 2019 as compared to 55.73 percent and 59.87 percent for the third quarter 2019 and fourth quarter 2018, respectively. Our adjusted efficiency ratio was 52.43 percent for the fourth quarter 2019 as compared to 53.48 percent and 56.68 percent for the third quarter 2019 and fourth quarter 2018, respectively. See the "Consolidated Financial Highlights" tables below for additional information regarding our non-GAAP measure.

•
Income Tax Expense: The effective tax rate was 49.2 percent for the fourth quarter 2019 as compared to 23.6 percent for the third quarter 2019. Based upon new information, Valley's income tax expense for the fourth quarter 2019 reflected an $18.7 million increase in its reserve for uncertain tax liability positions at December 31, 2019 related to renewable energy tax credits and other tax benefits previously recognized from the investments in the DC Solar funds plus interest. As a result, Valley believes it is fully reserved for the tax positions related to DC Solar at December 31, 2019. For the full year 2020, we currently estimate that our effective tax rate will range from 24 percent to 26 percent.

Valley National Bancorp (NASDAQ: VLY)
Fourth Quarter 2019 Earnings
January 30, 2020

•
Performance Ratios: Annualized return on average assets (ROA), shareholders’ equity (ROE) and tangible ROE were 0.43 percent, 4.01 percent, and 5.98 percent for the fourth quarter 2019, respectively. Annualized ROA, ROE and tangible ROE, adjusted for non-core charges, was 1.03 percent, 9.53 percent, and 14.23 percent for the fourth quarter 2019, respectively. See the "Consolidated Financial Highlights" tables below for additional information regarding our non-GAAP measures.

Ira Robbins, CEO and President commented, "Our fourth quarter 2019 earnings, adjusted for non-core charges, reflected the strength of Valley's balance sheet and our continuous focus on operating efficiency. Our margin expanded five basis points as compared to the third quarter 2019 largely due to our ability to manage our funding costs, while executing on strong organic lending efforts in our primary markets. During 2019, Valley and its employees made significant progress toward our long-term operating goals, however, there is more work to be done. As I look forward to 2020, I am excited to see our strategic vision for Valley unfold, including our relentless commitment to providing the best experience and products to the customers and communities we serve."

Mr. Robbins added, "In December, we completed our in-market acquisition of Oritani and welcomed their customers and knowledgeable staff to Valley. Prior to and after the merger, our dedicated employees have been hard at work to ensure the acquisition is a success. Due to these efforts, we expect the full systems integration of the Oritani operations to be completed in the latter part of the first quarter 2020."
Net Interest Income and Margin
Net interest income on a tax equivalent basis totaling $239.6 million for the fourth quarter 2019 increased $16.2 million and $17.9 million as compared to the fourth quarter 2018 and third quarter 2019, respectively. The increase compared to the third quarter 2019 was largely due to higher average loan balances and lower costs of interest-bearing liabilities, partly offset by low loan yields. Interest income on a tax equivalent basis increased $14.5 million to $344.8 million for the fourth quarter 2019 as compared to the third quarter 2019 mainly due to a $1.8 billion increase in average loans, partly offset by 6 basis point decrease in the yield on average loans. Interest expense of $105.2 million for the three months ended December 31, 2019 decreased $3.4 million from the third quarter 2019 largely due to lower interest rates on many of our interest-bearing deposit products and other borrowings, partly offset by additional interest expense from a $1.4 billion increase in average interest-bearing liabilities. The increase in average interest-bearing liabilities was largely driven by both brokered and retail time deposit gathering initiatives, as well as the Oritani acquisition.
The net interest margin on a tax equivalent basis of 2.96 percent for the fourth quarter 2019 decreased 14 basis points as compared to 3.10 percent for the fourth quarter 2018, and increased 5 basis points from 2.91 percent for the third quarter 2019. The yield on average interest earning assets decreased by 6 basis points on a linked quarter basis due to the lower yields on average loans and investment securities. The yield on average loans decreased to 4.51 percent for the fourth quarter 2019 from 4.57 percent for the third quarter 2019 mostly due to the high volume of new loan originations at current market rates and repayment of higher yielding loans. The decreased yield on average investment securities was partly caused by an increase in premium amortization on residential mortgage-backed securities, due to higher prepayments on such financial instruments. The overall cost of average interest-bearing liabilities decreased by 16 basis points to 1.74 percent for the fourth quarter 2019 as compared to the linked third quarter 2019 due to lower interest rates on certain deposits and borrowings repricing during the second

Valley National Bancorp (NASDAQ: VLY)
Fourth Quarter 2019 Earnings
January 30, 2020

half of 2019. Our prepayment of $635 million in higher cost long-term borrowings during December 2019 is expected to positively impact our average cost of funds for its first full period of extinguishment during the first quarter 2020. Our cost of total average deposits was 1.20 percent for the fourth quarter 2019 as compared to 1.27 percent for the three months ended September 30, 2019.
Loans, Deposits and Other Borrowings
Loans. Loans increased $3.1 billion to approximately $29.7 billion at December 31, 2019 from September 30, 2019. The increase was mainly due to $3.4 billion of loans acquired from Oritani on December 1, 2019. Our loan portfolio continued strong quarter over quarter organic growth mainly in total commercial real estate and commercial and industrial loans. The organic growth of commercial real estate loans during the fourth quarter was more than offset by our decision to sell approximately $800 million of performing loans with lower yields from the held for investment portfolio. During the fourth quarter 2019, Valley also originated $199.0 million of residential mortgage loans for sale rather than held for investment. Loans held for sale totaled $76.1 million and $41.6 million at December 31, 2019 and September 30, 2019, respectively.
Deposits. Total deposits increased $3.6 billion, or 14.2 percent, to approximately $29.2 billion at December 31, 2019 from September 30, 2019 mostly due to $2.9 billion of assumed deposits from Oritani, as well as an increase in time deposits from both brokered and retail deposit gathering efforts. During fourth quarter 2019, Valley continued to increase its use of brokered CDs partly due to their relatively favorable pricing as compared to other available funding sources with similar terms, including FHLB advances. Total brokered deposits (consisting of both time and money market deposit accounts) were $4.1 billion at December 31, 2019 as compared to $3.7 billion at September 30, 2019. Non-interest bearing deposits; savings, NOW, money market deposits; and time deposits represented approximately 23 percent, 44 percent and 33 percent of total deposits as of December 31, 2019, respectively.
Other Borrowings. Short-term borrowings decreased $732.1 million, or 40.1 percent, to approximately $1.1 billion at December 31, 2019 from September 30, 2019 mostly due to lower levels of short-term FHLB borrowings and federal funds purchased caused by the success of our current deposit gathering initiatives. Long-term borrowings also decreased $128.2 million, or 5.7 percent, to $2.1 billion at December 31, 2019 from September 30, 2019 largely due to the prepayment of $635.0 million of FHLB borrowings during December 2019, partially offset by long-term borrowings assumed in the Oritani acquisition.
Credit Quality
Non-Performing Assets. Our past due loans and non-accrual loans discussed further below exclude PCI loans. Under U.S. GAAP, the PCI loans (acquired at a discount that is due, in part, to credit quality) are accounted for on a pool basis and are not subject to delinquency classification in the same manner as loans originated by Valley. At December 31, 2019, our PCI loan portfolio totaled $6.6 billion, or 22.3 percent of our total loan portfolio and included all the loans acquired from Oritani during the fourth quarter 2019.
Total non-performing assets (NPAs), consisting of non-accrual loans, other real estate owned (OREO) and other repossessed assets totaled $104.4 million at December 31, 2019 compared to $110.7 million at September 30, 2019. The decrease in NPAs from September 30, 2019 was mostly due to a $6.7 million decrease in commercial and industrial non-accrual loans partially caused by charged off loans during the

Valley National Bancorp (NASDAQ: VLY)
Fourth Quarter 2019 Earnings
January 30, 2020

fourth quarter 2019. Non-accrual loans represented 0.31 percent of total loans at December 31, 2019 as compared to 0.38 percent of total loans at September 30, 2019.
Total accruing past due loans (i.e., loans past due 30 days or more and still accruing interest) decreased $20.3 million to $68.2 million, or 0.23 percent of total loans, at December 31, 2019 as compared to $88.5 million, or 0.33 percent of total loans, at September 30, 2019. Loans 30 to 59 days past due decreased $17.5 million primarily due to the renewal of a few large matured performing commercial real estate and construction loans during the fourth quarter 2019 that were previously included in this delinquency category at September 30, 2019.
During the fourth quarter 2019, we continued to closely monitor our NYC and Chicago taxi medallion loans totaling $107.5 million and $7.3 million, respectively, within the commercial and industrial loan portfolio at December 31, 2019. While most of the taxi medallion loans are currently performing, negative trends in the market valuations of the underlying taxi medallion collateral could impact the future performance and internal classification of this portfolio. At December 31, 2019, the medallion portfolio included impaired loans totaling $87.1 million with related reserves of $35.5 million within the allowance for loan losses as compared to impaired loans totaling $91.1 million with related reserves of $34.2 million at September 30, 2019. At December 31, 2019, the impaired medallion loans largely consisted of $63.3 million of non-accrual taxi cab medallion loans classified as doubtful, and $23.8 million performing troubled debt restructured (TDR) loans classified as substandard loans.

Valley National Bancorp (NASDAQ: VLY)
Fourth Quarter 2019 Earnings
January 30, 2020

The following table summarizes the allocation of the allowance for credit losses to specific loan categories and the allocation as a percentage of each loan category (including PCI loans) at December 31, 2019, September 30, 2019, and December 31, 2018:

	December 31, 2019		September 30, 2019		December 31, 2018
		Allocation		Allocation		Allocation
		as a % of		as a % of		as a % of
	Allowance	Loan	Allowance	Loan	Allowance	Loan
	Allocation	Category	Allocation	Category	Allocation	Category
	($ in thousands)
Loan Category:
Commercial and industrial loans*	$106,904	2.22%	$103,919	2.21%	$95,392	2.20%
Commercial real estate loans:
Commercial real estate	20,019	0.13%	23,044	0.17%	26,482	0.21%
Construction	25,654	1.56%	25,727	1.67%	23,168	1.56%
Total commercial real estate loans	45,673	0.26%	48,771	0.33%	49,650	0.36%
Residential mortgage loans	5,060	0.12%	5,302	0.13%	5,041	0.12%
Consumer loans:
Home equity	459	0.09%	487	0.10%	598	0.12%
Auto and other consumer	6,508	0.28%	6,291	0.27%	5,614	0.26%
Total consumer loans	6,967	0.24%	6,778	0.24%	6,212	0.23%
Total allowance for credit losses	$164,604	0.55%	$164,770	0.62%	$156,295	0.62%
Allowance for credit losses as a %
of non-PCI loans		0.71%		0.72%		0.75%

* Includes the reserve for unfunded letters of credit.

Our loan portfolio, totaling $29.7 billion at December 31, 2019, had net loan charge-offs of $5.6 million for the fourth quarter 2019 as compared to $2.0 million and $1.0 million of net loan charge-offs for the third quarter 2019 and the fourth quarter 2018, respectively. The net loan charge-offs increased to $15.9 million for the year ended December 31, 2019 from $658 thousand for the year ended December 31, 2018. The higher level of loan charge-offs in 2019 was partly driven by taxi medallion loans charge-offs totaling $2.9 million and $6.5 million for the fourth quarter 2019 and the year ended December 31, 2019, respectively.
During the fourth quarter 2019, we recorded a provision for credit losses totaling $5.4 million as compared to $8.7 million for the third quarter 2019 and $7.9 million for the fourth quarter 2018. The lower provision in the fourth quarter 2019 was largely due to improved credit quality, including lower loan concentration risk, and the impact of net non-PCI loan activities, including loan sales from the commercial real estate portfolio.
The allowance for credit losses, comprised of our allowance for loan losses and reserve for unfunded letters of credit, as a percentage of total loans was 0.55 percent at December 31, 2019 and 0.62 percent at both September 30, 2019 and December 31, 2018. At December 31, 2019, our allowance allocations for losses as a percentage of total loans decreased as compared to September 30, 2019 mainly due to higher PCI loan balances resulting from the Oritani acquisition.

Valley National Bancorp (NASDAQ: VLY)
Fourth Quarter 2019 Earnings
January 30, 2020

Capital Adequacy
Valley's regulatory capital ratios continue to reflect its well capitalized position. Valley's total risk-based capital, Tier 1 capital, Tier 1 leverage capital, and common equity Tier 1 capital ratios were 11.72 percent, 10.15 percent, 8.16 percent and 9.42 percent, respectively, at December 31, 2019.
Investor Conference Call
Valley will host a conference call with investors and the financial community at 11:00 AM Eastern Standard Time, today to discuss the fourth quarter 2019 earnings. Those wishing to participate in the call may dial toll-free (866) 354-0432 (Conference ID: 3997893). The teleconference will also be webcast live: https://edge.media-server.com/mmc/p/xgdfey4m and archived on Valley’s website through Monday, March 2, 2020. Investor presentation materials will be made available prior to the conference call at www.valley.com.
About Valley
As the principal subsidiary of Valley National Bancorp, Valley National Bank is a regional bank with approximately $37.5 billion in assets. Valley is committed to giving people and businesses the power to succeed. Valley operates many convenient branch locations across New Jersey, New York, Florida and Alabama, and is committed to providing exceptional service, the latest innovations and an experienced and knowledgeable team dedicated to meeting customer needs. Helping communities grow and prosper is the heart of Valley’s corporate citizenship philosophy. To learn more about Valley, go to www.valley.com or call our Customer Service Center at 800-522-4100.
Forward Looking Statements
The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, acquisitions, relationships, opportunities, taxation, technology, market conditions and economic expectations. These statements may be identified by such forward-looking terminology as “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to:

•	the inability to realize expected cost savings and synergies from the Oritani merger in amounts or in the timeframe anticipated;

•	costs or difficulties relating to Oritani integration matters might be greater than expected;

•	the inability to retain customers and qualified employees of Oritani;

•	higher or lower than expected income tax expense or tax rates, including increases or decreases resulting from changes in uncertain tax position liabilities, tax laws, regulations and case law;

•	weakness or a decline in the economy, mainly in New Jersey, New York, Florida and Alabama, as well as an unexpected decline in commercial real estate values within our market areas;

•	the inability to grow customer deposits to keep pace with loan growth;

Valley National Bancorp (NASDAQ: VLY)
Fourth Quarter 2019 Earnings
January 30, 2020

•	a material change in our expected allowance for credit losses due to the adoption of CECL (current expected credit loss) model effective January 1, 2020;

•	the need to supplement debt or equity capital to maintain or exceed internal capital thresholds;

•
greater than expected technology related costs due to, among other factors, prolonged or failed implementations, additional project staffing and obsolescence caused by continuous and rapid market innovations;

•	the loss of or decrease in lower-cost funding sources within our deposit base, including our inability to achieve deposit retention targets under Valley's branch transformation strategy;

•
cyber-attacks, computer viruses or other malware that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data, disable or degrade service, or sabotage our systems;

•
results of examinations by the OCC, the FRB, the CFPB and other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our allowance for credit losses, write-down assets, reimburse customers, change the way we do business, or limit or eliminate certain other banking activities;

•
damage verdicts or settlements or restrictions related to existing or potential litigations arising from claims of violations of laws or regulations brought as class actions, breach of fiduciary responsibility, negligence, fraud, contractual claims, environmental laws, patent or trademark infringement, employment related claims, and other matters;

•
our inability or determination not to pay dividends at current levels, or at all, because of inadequate earnings, regulatory restrictions or limitations, changes in our capital requirements or a decision to increase capital by retaining more earnings;

•	unanticipated loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on our business caused by severe weather or other external events;

•	unexpected significant declines in the loan portfolio due to the lack of economic expansion, increased competition, large prepayments, changes in regulatory lending guidance or other factors; and

•	the failure of other financial institutions with whom we have trading, clearing, counterparty and other financial relationships.
A detailed discussion of factors that could affect our results is included in our SEC filings, including the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2018.
We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

# # #

-Tables to Follow-

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

SELECTED FINANCIAL DATA

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
($ in thousands, except for share data)	2019	2019	2018	2019	2018
FINANCIAL DATA:
Net interest income	$238,541	$220,625	$222,053	$898,048	$857,203
Net interest income - FTE (1)	239,615	221,747	223,414	902,679	862,922
Non-interest income	38,094	41,150	34,694	214,520	134,052
Non-interest expense	196,146	145,877	153,712	631,555	629,061
Income tax expense	36,967	25,307	18,074	147,002	68,265
Net income	38,104	81,891	77,102	309,793	261,428
Dividends on preferred stock	3,172	3,172	3,172	12,688	12,688
Net income available to common stockholders	$34,932	$78,719	$73,930	$297,105	$248,740
Weighted average number of common shares outstanding:
Basic	355,821,005	331,797,982	331,492,648	337,792,270	331,258,964
Diluted	358,864,876	333,405,196	332,856,385	340,117,808	332,693,718
Per common share data:
Basic earnings	$0.10	$0.24	$0.22	$0.88	$0.75
Diluted earnings	0.10	0.24	0.22	0.87	0.75
Cash dividends declared	0.11	0.11	0.11	0.44	0.44
Closing stock price - high	12.07	11.21	11.51	12.07	13.28
Closing stock price - low	10.60	10.04	8.45	9.00	8.45
CORE ADJUSTED FINANCIAL DATA: (2)
Net income available to common shareholders, as adjusted	$87,478	$79,962	$69,478	$314,170	$269,897
Basic earnings per share, as adjusted	0.25	0.24	0.21	0.93	0.81
Diluted earnings per share, as adjusted	0.24	0.24	0.21	0.92	0.81
FINANCIAL RATIOS:					`
Net interest margin	2.95%	2.89%	3.08%	2.94%	3.09%
Net interest margin - FTE (1)	2.96	2.91	3.10	2.95	3.11
Annualized return on average assets	0.43	0.98	0.98	0.93	0.86
Annualized return on avg. shareholders' equity	4.01	9.26	9.23	8.71	7.91
Annualized return on avg. tangible shareholders' equity (2)	5.98	13.75	14.17	13.05	12.21
Efficiency ratio (3)	70.90	55.73	59.87	56.77	63.46
CORE ADJUSTED FINANCIAL RATIOS: (2)
Annualized return on average assets, as adjusted	1.03%	1.00%	0.93%	0.98%	0.93%
Annualized return on average shareholders' equity, as adjusted	9.53	9.40	8.70	9.19	8.55
Annualized return on average tangible shareholders' equity, as adjusted	14.23	13.96	13.36	13.77	13.20
Efficiency ratio, as adjusted	52.43	53.48	56.68	53.78	57.90
AVERAGE BALANCE SHEET ITEMS:
Assets	$35,315,682	$33,419,137	$31,328,729	$33,442,738	$30,229,276
Interest earning assets	32,337,660	30,494,569	28,806,620	30,575,530	27,702,911
Loans	27,968,383	26,136,745	24,530,919	26,235,253	23,340,330
Interest bearing liabilities	24,244,902	22,858,121	21,515,197	22,948,872	20,528,920
Deposits	26,833,714	24,836,349	23,702,885	25,292,397	22,418,142
Shareholders' equity	3,804,902	3,536,528	3,340,411	3,555,483	3,304,531

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As of
BALANCE SHEET ITEMS:	December 31,	September 30,	June 30,	March 31,	December 31,
(In thousands)	2019	2019	2019	2019	2018
Assets	$37,453,416	$33,765,539	$33,027,741	$32,476,991	$31,863,088
Total loans	29,699,208	26,567,159	25,802,162	25,423,118	25,035,469
Non-PCI loans	23,069,609	23,029,991	22,030,205	21,418,778	20,845,383
Deposits	29,185,837	25,546,122	24,773,929	24,907,496	24,452,974
Shareholders' equity	4,384,188	3,558,075	3,504,118	3,444,879	3,350,454

LOANS:
(In thousands)
Commercial and industrial	$4,825,997	$4,695,608	$4,615,765	$4,504,927	$4,331,032
Commercial real estate:
Commercial real estate	15,996,741	13,365,454	12,798,017	12,665,425	12,407,275
Construction	1,647,018	1,537,590	1,528,968	1,454,199	1,488,132
Total commercial real estate	17,643,759	14,903,044	14,326,985	14,119,624	13,895,407
Residential mortgage	4,377,111	4,133,331	4,072,450	4,071,237	4,111,400
Consumer:
Home equity	487,272	489,808	501,646	513,066	517,089
Automobile	1,451,623	1,436,608	1,362,466	1,347,759	1,319,571
Other consumer	913,446	908,760	922,850	866,505	860,970
Total consumer loans	2,852,341	2,835,176	2,786,962	2,727,330	2,697,630
Total loans	$29,699,208	$26,567,159	$25,802,162	$25,423,118	$25,035,469

CAPITAL RATIOS:
Book value per common share	$10.35	$10.09	$9.93	$9.75	$9.48
Tangible book value per common share (2)	6.73	6.62	6.45	6.26	5.97
Tangible common equity to tangible assets (2)	7.54%	6.73%	6.71%	6.63%	6.45%
Tier 1 leverage capital	8.16	7.61	7.62	7.58	7.57
Common equity tier 1 capital	9.42	8.49	8.59	8.53	8.43
Tier 1 risk-based capital	10.15	9.30	9.43	9.38	9.30
Total risk-based capital	11.72	11.03	11.39	11.37	11.34

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	Three Months Ended			Years Ended
ALLOWANCE FOR CREDIT LOSSES:	December 31,	September 30,	December 31,	December 31,
($ in thousands)	2019	2019	2018	2019	2018
Beginning balance - Allowance for credit losses	$164,770	$158,079	$149,475	$156,295	$124,452
Loans charged-off:
Commercial and industrial	(5,378)	(527)	(909)	(13,260)	(2,515)
Commercial real estate	—	(158)	—	(158)	(348)
Residential mortgage	—	(111)	(56)	(126)	(223)
Total Consumer	(2,700)	(2,191)	(1,194)	(8,671)	(4,977)
Total loans charged-off	(8,078)	(2,987)	(2,159)	(22,215)	(8,063)
Charged-off loans recovered:
Commercial and industrial	389	330	566	2,397	4,623
Commercial real estate	1,166	28	21	1,237	417
Residential mortgage	53	3	3	66	272
Total Consumer	886	617	530	2,606	2,093
Total loans recovered	2,494	978	1,120	6,306	7,405
Net charge-offs	(5,584)	(2,009)	(1,039)	(15,909)	(658)
Provision for credit losses	5,418	8,700	7,859	24,218	32,501
Ending balance - Allowance for credit losses	$164,604	$164,770	$156,295	$164,604	$156,295
Components of allowance for credit losses:
Allowance for loans	$161,759	$161,853	$151,859	$161,759	$151,859
Allowance for unfunded letters of credit	2,845	2,917	4,436	2,845	4,436
Allowance for credit losses	$164,604	$164,770	$156,295	$164,604	$156,295
Components of provision for credit losses:
Provision for loan losses	$5,490	$8,757	$7,935	$25,809	$31,661
Provision for unfunded letters of credit	(72)	(57)	(76)	(1,591)	840
Provision for credit losses	$5,418	$8,700	$7,859	$24,218	$32,501

Annualized ratio of total net charge-offs to average loans	0.08%	0.03%	0.02%	0.06%	0.00%
Allowance for credit losses as a % of non-PCI loans	0.71%	0.72%	0.75%	0.71%	0.75%
Allowance for credit losses as a % of total loans	0.55%	0.62%	0.62%	0.55%	0.62%

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As of
ASSET QUALITY: (4)	December 31,	September 30,	June 30,	March 31,	December 31,
($ in thousands)	2019	2019	2019	2019	2018
Accruing past due loans:
30 to 59 days past due:
Commercial and industrial	$11,700	$5,702	$14,119	$5,120	$13,085
Commercial real estate	2,560	20,851	6,202	39,362	9,521
Construction	1,486	11,523	—	1,911	2,829
Residential mortgage	17,143	12,945	19,131	15,856	16,576
Total Consumer	13,704	13,079	11,932	6,647	9,740
Total 30 to 59 days past due	46,593	64,100	51,384	68,896	51,751
60 to 89 days past due:
Commercial and industrial	2,227	3,158	4,135	1,756	3,768
Commercial real estate	4,026	735	354	2,156	530
Construction	1,343	7,129	1,342	—	—
Residential mortgage	4,192	4,417	3,635	3,635	2,458
Total Consumer	2,527	1,577	1,484	990	1,386
Total 60 to 89 days past due	14,315	17,016	10,950	8,537	8,142
90 or more days past due:
Commercial and industrial	3,986	4,133	3,298	2,670	6,156
Commercial real estate	579	1,125	—	—	27
Construction	—	—	—	—	—
Residential mortgage	2,042	1,347	1,054	1,402	1,288
Total Consumer	711	756	359	523	341
Total 90 or more days past due	7,318	7,361	4,711	4,595	7,812
Total accruing past due loans	$68,226	$88,477	$67,045	$82,028	$67,705
Non-accrual loans:
Commercial and industrial	$68,636	$75,311	$76,216	$76,270	$70,096
Commercial real estate	9,004	9,560	6,231	2,663	2,372
Construction	356	356	—	378	356
Residential mortgage	12,858	13,772	12,069	11,921	12,917
Total Consumer	2,204	2,050	1,999	2,178	2,655
Total non-accrual loans	93,058	101,049	96,515	93,410	88,396
Other real estate owned (OREO)	9,414	6,415	7,161	7,317	9,491
Other repossessed assets	1,276	2,568	2,358	2,628	744
Non-accrual debt securities (5)	680	680	680	—	—
Total non-performing assets	$104,428	$110,712	$106,714	$103,355	$98,631
Performing troubled debt restructured loans	$73,012	$79,364	$74,385	$73,081	$77,216
Total non-accrual loans as a % of loans	0.31%	0.38%	0.37%	0.37%	0.35%
Total accruing past due and non-accrual loans as a % of loans	0.54%	0.71%	0.63%	0.69%	0.62%
Allowance for loan losses as a % of non-accrual loans	173.83%	160.17%	160.71%	165.27%	171.79%
Non-performing purchased credit-impaired loans (6)	$70,160	$63,522	$55,085	$56,182	$56,125

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

NOTES TO SELECTED FINANCIAL DATA

(1)
Net interest income and net interest margin are presented on a tax equivalent basis using a 21 percent federal tax rate. Valley believes that this presentation provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice and SEC rules.

(2)
This press release contains certain supplemental financial information, described in the Notes below, which has been determined by methods other than U.S. Generally Accepted Accounting Principles ("GAAP") that management uses in its analysis of Valley's performance. Management believes these non-GAAP financial measures provide information useful to investors in understanding Valley's financial results. Specifically, Valley provides measures based on what it believes are its operating earnings on a consistent basis and excludes material non-core operating items which affect the GAAP reporting of results of operations. Management utilizes these measures for internal planning and forecasting purposes. Management believes that Valley's presentation and discussion, together with the accompanying reconciliations, provides a complete understanding of factors and trends affecting Valley's business and allows investors to view performance in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results and Valley strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
($ in thousands, except for share data)	2019	2019	2018	2019	2018
Adjusted net income available to common shareholders:
Net income, as reported	$38,104	$81,891	$77,102	$309,793	$261,428
Less: Gain on the sale of Visa Class B shares (net of tax)(a)	—	—	(4,677)	—	(4,677)
Less: Gain on sale leaseback transactions (net of tax)(b)	—	—	—	(56,414)	—
Add: Losses on extinguishment of debt (net of tax)	22,992	—	—	22,992	—
Add: Net impairment losses on securities (net of tax)	—	—	—	2,104	—
Add: Losses on securities transactions (net of tax)	26	67	1,047	108	1,677
Add: Severance expense (net of tax)(c)	—	—	1,907	3,477	1,907
Add: Tax credit investment impairment (net of tax)(d)	—	—	—	1,746	—
Add: Branch related asset impairment (net of tax)(e)	—	—	—	—	1,304
Add: Legal expenses (litigation reserve impact only, net of tax)	—	—	—	—	8,726
Add: Merger related expenses (net of tax)(f)	10,861	1,043	(455)	11,929	12,494
Add: Income tax expense (benefit)(g)	18,667	133	(2,274)	31,123	(274)
Net income, as adjusted	$90,650	$83,134	$72,650	$326,858	$282,585
Dividends on preferred stock	3,172	3,172	3,172	12,688	12,688
Net income available to common shareholders, as adjusted	$87,478	$79,962	$69,478	$314,170	$269,897
_____________
(a) The gain from the sale of non-marketable securities is included in other non-interest income.
(b) The gain on sale leaseback transactions is included in gains on the sales of assets within other non-interest income.
(c) Severance expenses are included in salary and employee benefits expense.
(d) Impairment is included in the amortization of tax credit investments.
(e) Branch related asset impairment is included in net losses on sale of assets within non-interest income.
(f) Merger related expenses are primarily within salary and employee benefits expense, professional and legal fees, and other expense.
(g) Income tax expense related to reserves for uncertain tax positions in 2019, and the Tax Cuts and Jobs Act and a USAB acquisition charge in 2018.

Adjusted per common share data:
Net income available to common shareholders, as adjusted	$87,478	$79,962	$69,478	$314,170	$269,897
Average number of shares outstanding	355,821,005	331,797,982	331,492,648	337,792,270	331,258,964
Basic earnings, as adjusted	$0.25	$0.24	$0.21	$0.93	$0.81
Average number of diluted shares outstanding	358,864,876	333,405,196	332,856,385	340,117,808	332,693,718
Diluted earnings, as adjusted	$0.24	$0.24	$0.21	$0.92	$0.81

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
($ in thousands)	2019	2019	2018	2019	2018
Adjusted annualized return on average tangible shareholders' equity:
Net income, as adjusted	$90,650	$83,134	$72,650	$326,858	$282,585
Average shareholders' equity	3,804,902	3,536,528	3,340,411	3,555,483	3,304,531
Less: Average goodwill and other intangible assets	1,256,137	1,154,462	1,164,638	1,182,140	1,163,398
Average tangible shareholders' equity	$2,548,765	$2,382,066	$2,175,773	$2,373,343	$2,141,133
Annualized return on average tangible shareholders' equity, as adjusted	14.23%	13.96%	13.36%	13.77%	13.20%
Adjusted annualized return on average assets:
Net income, as adjusted	$90,650	$83,134	$72,650	$326,858	$282,585
Average assets	$35,315,682	$33,419,137	$31,328,729	$33,442,738	$30,229,276
Annualized return on average assets, as adjusted	1.03%	1.00%	0.93%	0.98%	0.93%
Adjusted annualized return on average shareholders' equity:
Net income, as adjusted	$90,650	$83,134	$72,650	$326,858	$282,585
Average shareholders' equity	$3,804,902	$3,536,528	$3,340,411	$3,555,483	$3,304,531
Annualized return on average shareholders' equity, as adjusted	9.53%	9.40%	8.70%	9.19%	8.55%

Annualized return on average tangible shareholders' equity:
Net income, as reported	$38,104	$81,891	$77,102	$309,793	$261,428
Average shareholders' equity	3,804,902	3,536,528	3,340,411	3,555,483	3,304,531
Less: Average goodwill and other intangible assets	1,256,137	1,154,462	1,164,638	1,182,140	1,163,398
Average tangible shareholders' equity	$2,548,765	$2,382,066	$2,175,773	$2,373,343	$2,141,133
Annualized return on average tangible shareholders' equity	5.98%	13.75%	14.17%	13.05%	12.21%
Adjusted efficiency ratio:
Non-interest expense	$196,146	$145,877	$153,712	$631,555	$629,061
Less: Loss on extinguishment of debt (pre-tax)	31,995	—	—	31,995	—
Less: Severance expense (pre-tax)	—	—	2,662	4,838	2,662
Less: Legal expenses (litigation reserve impact only, pre-tax)	—	—	—	—	12,184
Less: Merger-related expenses (pre-tax)	15,110	1,434	(635)	16,579	17,445
Less: Amortization of tax credit investments (pre-tax)	3,971	4,385	9,044	20,392	24,200
Non-interest expense, as adjusted	145,070	140,058	142,641	557,751	572,570
Net interest income	238,541	220,625	222,053	898,048	857,203
Non-interest income, as reported	38,094	41,150	34,694	214,520	134,052
Add: Net impairment losses on securities (pre-tax)	—	—	—	2,928	—
Add: Branch related asset impairment (pre-tax)	—	—	—	—	1,821
Add: Losses on securities transactions, net (pre-tax)	36	93	1,462	150	2,342
Less: Gain on the sale of Visa Class B shares (pre-tax)	—	—	6,530	—	6,530
Less: Gain on sale leaseback transaction (pre-tax)	—	—	—	78,505	—
Non-interest income, as adjusted	$38,130	$41,243	$29,626	$139,093	$131,685
Gross operating income, as adjusted	$276,671	$261,868	$251,679	$1,037,141	$988,888
Efficiency ratio, as adjusted	52.43%	53.48%	56.68%	53.78%	57.90%

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As Of
	December 31,	September 30,	June 30,	March 31,	December 31,
($ in thousands, except for share data)	2019	2019	2019	2019	2018
Tangible book value per common share:
Common shares outstanding	403,278,390	331,805,564	331,788,149	331,732,636	331,431,217
Shareholders' equity	$4,384,188	$3,558,075	$3,504,118	$3,444,879	$3,350,454
Less: Preferred Stock	209,691	209,691	209,691	209,691	209,691
Less: Goodwill and other intangible assets	1,460,397	1,152,815	1,155,250	1,158,245	1,161,655
Tangible common shareholders' equity	$2,714,100	$2,195,569	$2,139,177	$2,076,943	$1,979,108
Tangible book value per common share	$6.73	$6.62	$6.45	$6.26	$5.97
Tangible common equity to tangible assets:
Tangible common shareholders' equity	$2,714,100	$2,195,569	$2,139,177	$2,076,943	$1,979,108
Total assets	$37,453,416	$33,765,539	$33,027,741	$32,476,991	$31,863,088
Less: Goodwill and other intangible assets	1,460,397	1,152,815	1,155,250	1,158,245	1,161,655
Tangible assets	$35,993,019	$32,612,724	$31,872,491	$31,318,746	$30,701,433
Tangible common equity to tangible assets	7.54%	6.73%	6.71%	6.63%	6.45%

(3)	The efficiency ratio measures Valley's total non-interest expense as a percentage of net interest income plus total non-interest income.
(4)
Past due loans and non-accrual loans exclude purchased credit-impaired (PCI) loans. PCI loans are accounted for on a pool basis under U.S. GAAP and are not subject to delinquency classification in the same manner as loans originated by Valley.

(5)	Represents an other-than-temporarily impaired municipal bond security classified as available for sale presented at its carrying value at June 30, 2019, September 30, 2019, and December 31, 2019.
(6)
Represent PCI loans meeting Valley's definition of non-performing loan (i.e., non-accrual loans), but are not subject to such classification under U.S. GAAP because the loans are accounted for on a pooled basis and are excluded from the non-accrual loans in the table above.

SHAREHOLDERS RELATIONS
Requests for copies of reports and/or other inquiries should be directed to Tina Zarkadas, Assistant Vice President, Shareholder Relations Specialist, Valley National Bancorp, 1455 Valley Road, Wayne, New Jersey, 07470, by telephone at (973) 305-3380, by fax at (973) 305-1364 or by e-mail at tzarkadas@valley.com.

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(in thousands, except for share data)

	December 31,
	2019	2018
	(Unaudited)
Assets
Cash and due from banks	$256,264	$251,541
Interest bearing deposits with banks	178,423	177,088
Investment securities:
Equity securities	41,410	—
Available for sale debt securities	1,566,801	1,749,544
Held to maturity (fair value of $2,358,720 at December 31, 2019 and $2,034,943 at December 31, 2018)	2,336,095	2,068,246
Total investment securities	3,944,306	3,817,790
Loans held for sale, at fair value	76,113	35,155
Loans	29,699,208	25,035,469
Less: Allowance for loan losses	(161,759)	(151,859)
Net loans	29,537,449	24,883,610
Premises and equipment, net	334,533	341,630
Lease right of use assets	285,129	—
Bank owned life insurance	540,169	439,602
Accrued interest receivable	105,637	95,296
Goodwill	1,373,625	1,084,665
Other intangible assets, net	86,772	76,990
Other assets	734,996	659,721
Total Assets	$37,453,416	$31,863,088
Liabilities
Deposits:
Non-interest bearing	$6,710,408	$6,175,495
Interest bearing:
Savings, NOW and money market	12,757,484	11,213,495
Time	9,717,945	7,063,984
Total deposits	29,185,837	24,452,974
Short-term borrowings	1,093,280	2,118,914
Long-term borrowings	2,122,426	1,654,268
Junior subordinated debentures issued to capital trusts	55,718	55,370
Lease Liabilities	309,849	3,125
Accrued expenses and other liabilities	302,118	227,983
Total Liabilities	33,069,228	28,512,634
Shareholders’ Equity
Preferred stock, no par value; 50,000,000 shares authorized:
Series A (4,600,000 shares issued at December 31, 2019 and December 31, 2018)	111,590	111,590
Series B (4,000,000 shares issued at December 31, 2019 and December 31, 2018)	98,101	98,101
Common stock (no par value, authorized 450,000,000 shares; issued 403,322,773 shares at December 31, 2019 and 331,634,951 shares at December 31, 2018)	141,423	116,240
Surplus	3,622,208	2,796,499
Retained earnings	443,559	299,642
Accumulated other comprehensive loss	(32,214)	(69,431)
Treasury stock, at cost (44,383 common shares at December 31, 2019 and 203,734 common shares at December 31, 2018)	(479)	(2,187)
Total Shareholders’ Equity	4,384,188	3,350,454
Total Liabilities and Shareholders’ Equity	$37,453,416	$31,863,088

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in thousands, except for share data)

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
	2019	2019	2018	2019	2018
Interest Income
Interest and fees on loans	$315,313	$298,384	$282,847	$1,198,908	$1,033,993
Interest and dividends on investment securities:
Taxable	19,760	21,801	22,399	86,926	87,306
Tax-exempt	4,041	4,219	5,121	17,420	21,504
Dividends	2,883	3,171	3,561	12,023	13,209
Interest on other short-term investments	1,776	1,686	666	5,723	3,236
Total interest income	343,773	329,261	314,594	1,321,000	1,159,248
Interest Expense
Interest on deposits:
Savings, NOW and money market	34,930	35,944	32,546	145,177	108,394
Time	45,343	42,848	30,599	166,693	81,959
Interest on short-term borrowings	7,500	12,953	14,092	47,862	45,930
Interest on long-term borrowings and junior subordinated debentures	17,459	16,891	15,304	63,220	65,762
Total interest expense	105,232	108,636	92,541	422,952	302,045
Net Interest Income	238,541	220,625	222,053	898,048	857,203
Provision for credit losses	5,418	8,700	7,859	24,218	32,501
Net Interest Income After Provision for Credit Losses	233,123	211,925	214,194	873,830	824,702
Non-Interest Income
Trust and investment services	3,350	3,296	2,998	12,646	12,633
Insurance commissions	2,487	2,748	3,720	10,409	15,213
Service charges on deposit accounts	6,002	5,904	6,288	23,636	26,817
Losses on securities transactions, net	(36)	(93)	(1,462)	(150)	(2,342)
Other-than-temporary impairment losses on securities	—	—	—	(2,928)	—
Portion recognized in other comprehensive income (before taxes)	—	—	—	—	—
Net impairment losses on securities recognized in earnings	—	—	—	(2,928)	—
Fees from loan servicing	2,534	2,463	2,478	9,794	9,319
Gains on sales of loans, net	5,214	5,194	2,372	18,914	20,515
Gains (losses) on sales of assets, net	1,336	(159)	(280)	78,333	(2,401)
Bank owned life insurance	1,453	2,687	1,731	8,232	8,691
Other	15,754	19,110	16,849	55,634	45,607
Total non-interest income	38,094	41,150	34,694	214,520	134,052
Non-Interest Expense
Salary and employee benefits expense	90,872	77,271	80,802	327,431	333,816
Net occupancy and equipment expense	31,402	29,203	27,643	118,191	108,763
FDIC insurance assessment	5,560	5,098	7,303	21,710	28,266
Amortization of other intangible assets	4,905	4,694	4,809	18,080	18,416
Professional and legal fees	5,524	5,870	5,119	20,810	34,141
Loss on extinguishment of debt	31,995	—	—	31,995	—
Amortization of tax credit investments	3,971	4,385	9,044	20,392	24,200
Telecommunication expense	2,566	2,698	2,166	9,883	12,102
Other	19,351	16,658	16,826	63,063	69,357
Total non-interest expense	196,146	145,877	153,712	631,555	629,061
Income Before Income Taxes	75,071	107,198	95,176	456,795	329,693
Income tax expense	36,967	25,307	18,074	147,002	68,265
Net Income	38,104	81,891	77,102	309,793	261,428
Dividends on preferred stock	3,172	3,172	3,172	12,688	12,688
Net Income Available to Common Shareholders	$34,932	$78,719	$73,930	$297,105	$248,740

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in thousands, except for share data)

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
	2019	2019	2018	2019	2018
Earnings Per Common Share:
Basic	$0.10	$0.24	$0.22	$0.88	$0.75
Diluted	0.10	0.24	0.22	0.87	0.75
Cash Dividends Declared per Common Share	0.11	0.11	0.11	0.44	0.44
Weighted Average Number of Common Shares Outstanding:
Basic	355,821,005	331,797,982	331,492,648	337,792,270	331,258,964
Diluted	358,864,876	333,405,196	332,856,385	340,117,808	332,693,718

	VALLEY NATIONAL BANCORP
	Quarterly Analysis of Average Assets, Liabilities and Shareholders' Equity and
	Net Interest Income on a Tax Equivalent Basis
	Three Months Ended
	December 31, 2019			September 30, 2019			December 31, 2018
	Average		Avg.	Average		Avg.	Average		Avg.
($ in thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest earning assets:
Loans (1)(2)	$27,968,383	$315,313	4.51%	$26,136,745	$298,384	4.57%	$24,530,919	$282,847	4.61%
Taxable investments (3)	3,322,536	22,643	2.73%	3,411,330	24,972	2.93%	3,398,396	25,960	3.06%
Tax-exempt investments (1)(3)	608,651	5,115	3.36%	632,709	5,341	3.38%	713,552	6,482	3.63%
Interest bearing deposits with banks	438,090	1,776	1.62%	313,785	1,686	2.15%	163,753	666	1.63%
Total interest earning assets	32,337,660	344,847	4.27%	30,494,569	330,383	4.33%	28,806,620	315,955	4.39%
Other assets	2,978,022			2,924,568			2,522,109
Total assets	$35,315,682			$33,419,137			$31,328,729
Liabilities and Shareholders' Equity
Interest bearing liabilities:
Savings, NOW and money market deposits	$11,813,261	$34,930	1.18%	$11,065,959	$35,944	1.30%	$11,186,180	$32,546	1.16%
Time deposits	8,428,153	45,343	2.15%	7,383,202	42,848	2.32%	6,245,803	30,599	1.96%
Short-term borrowings	1,625,873	7,500	1.85%	2,265,528	12,953	2.29%	2,316,020	14,092	2.43%
Long-term borrowings (4)	2,377,615	17,459	2.94%	2,143,432	16,891	3.15%	1,767,194	15,304	3.46%
Total interest bearing liabilities	24,244,902	105,232	1.74%	22,858,121	108,636	1.90%	21,515,197	92,541	1.72%
Non-interest bearing deposits	6,592,300			6,387,188			6,270,902
Other liabilities	673,578			637,300			202,219
Shareholders' equity	3,804,902			3,536,528			3,340,411
Total liabilities and shareholders' equity	$35,315,682			$33,419,137			$31,328,729
Net interest income/interest rate spread (5)		$239,615	2.53%		$221,747	2.43%		$223,414	2.67%
Tax equivalent adjustment		(1,074)			(1,122)			(1,361)
Net interest income, as reported		$238,541			$220,625			$222,053
Net interest margin (6)			2.95%			2.89%			3.08%
Tax equivalent effect			0.01%			0.02%			0.02%
Net interest margin on a fully tax equivalent basis (6)			2.96%			2.91%			3.10%

(1)	Interest income is presented on a tax equivalent basis using a 21 percent federal tax rate.

(2)	Loans are stated net of unearned income and include non-accrual loans.

(3)	The yield for securities that are classified as available for sale is based on the average historical amortized cost.

(4)	Includes junior subordinated debentures issued to capital trusts which are presented separately on the consolidated statements of condition.

(5)
Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.

(6)	Net interest income as a percentage of total average interest earning assets.